VistaGen Therapeutics and Synterys Sign Strategic Medicinal Chemistry

 Collaboration Agreement for Drug Rescue

Collaboration to focus on leveraging VistaGen’s stem cell-based technology to develop safer, drug rescue variants of once-promising drug candidates

South San Francisco, CA, December 7, 2011 / Marketwire / VistaGen Therapeutics, Inc. (OTC Bulletin Board: VSTA), a biotechnology company applying stem cell technology for drug rescue and cell therapy, and Synterys, Inc., a medicinal chemistry and collaborative drug discovery company, have entered into a strategic medicinal chemistry services agreement. The collaboration will further VistaGen’s stem cell technology-based drug rescue initiatives with the support of Synterys’ medicinal chemistry expertise.

VistaGen’s drug rescue activities involve the combination of its human pluripotent stem cell technology platform, Human Clinical Trials in a Test Tube, with modern medicinal chemistry to generate new chemical variants (drug rescue variants) of once-promising small molecule drug candidates that pharmaceutical companies, the U.S. National Institutes of Health (NIH) or university laboratories discontinued during preclinical development due to toxicity issues.  VistaGen’s drug rescue model leverages prior investment and preclinical development completed by others as well as the predictive toxicology and drug development capabilities of its stem cell technology platform.

“Our collaboration with Synterys directly supports the drug rescue applications of our Human Clinical Trials in a Test Tube™ platform,” said Shawn Singh, VistaGen’s Chief Executive Officer. “This strategic collaboration represents another important link in the ecosystem we are building around our cutting-edge technologies and innovations from industry and academia focused on transforming drug development.”

“After evaluating several high quality candidates, we are happy to have selected Synterys as the medicinal chemistry partner of choice for our drug rescue programs,” said Ralph Snodgrass, Ph.D., President and Chief Scientific Officer of VistaGen.  “Synterys’ scientists bring significant experience in medicinal and synthetic organic chemistry to our collaboration, as well as the skills and infrastructure necessary to drive our programs forward successfully and cost effectively.”

“We are very pleased to be entering into this collaborative relationship with VistaGen,” commented John Kincaid, Synterys’ founder.  “Our company anticipates great success to result from the combination of VistaGen’s stem cell technology platform and our decades of combined experience advancing compounds from early preclinical development into human clinical trials.”

In addition to providing flexible, real-time medicinal chemistry services in support of VistaGen’s drug rescue programs, the new agreement anticipates collaborations through which VistaGen and Synterys will identify novel drug rescue opportunities and drive them through preclinical development.

About VistaGen Therapeutics

VistaGen is a biotechnology company applying human pluripotent stem cell technology for drug rescue and cell therapy. Drug rescue involves the combination of human pluripotent stem cell technology with modern medicinal chemistry to generate new chemical variants of once-promising small molecule drug candidates that pharmaceutical companies have discontinued during preclinical or early clinical development due to heart or liver toxicity, despite positive efficacy data demonstrating their potential therapeutic and commercial benefits. VistaGen uses its pluripotent stem cell technology to generate early indications, or predictions, of how humans will ultimately respond to new drug candidates before they are ever tested in humans.

In parallel with its drug rescue activities, VistaGen is funding early-stage nonclinical studies focused on potential cell therapy applications of its Human Clinical Trials in a Test Tube™ platform.

Additionally, VistaGen’s small molecule drug candidate, AV-101, is in Phase 1 development for treatment of neuropathic pain. Neuropathic pain, a serious and chronic condition causing pain after an injury or disease of the peripheral or central nervous system, affects approximately 1.8 million people in the U.S. alone.  VistaGen plans to initiate Phase 2 clinical development of AV-101 in the fourth quarter of 2012. VistaGen is also exploring opportunities to leverage its current Phase 1 clinical program to enable additional Phase 2 clinical studies of AV-101 for epilepsy, Parkinson’s disease and depression. To date, VistaGen has been awarded over $8.5 million from the NIH for development of AV-101.

Visit VistaGen at http://www.VistaGen.com, follow VistaGen at http://www.twitter.com/VistaGen or view VistaGen’s Facebook page at http://www.facebook.com/VistaGen.

About Synterys

Synterys is a medicinal chemistry and collaborative drug discovery services company focused on meeting the needs of virtual and small drug discovery companies. Headquartered in Union City, California, Synterys has state-of-the-art laboratory facilities in the U.S. and Taiwan. The company’s modern medicinal and synthetic chemistry infrastructure and capabilities, combined with its experienced team, provides the engine that drives its partners’ programs to successful outcomes.

For more information on Synterys, visit http://www.Synterys.com.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of VistaGen’s ongoing clinical studies, including the safety and efficacy of its drug candidate, AV-101, the failure of future drug rescue and pilot preclinical cell therapy programs related to VistaGen’s stem cell technology-based Human Clinical Trial in a Test Tube™ platform, its ability to enter into drug rescue collaborations, risks and uncertainties relating to the availability of substantial additional capital to support VistaGen’s research, development and commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to AV-101 and any drug rescue variants identified and developed by VistaGen. These and other risks and uncertainties are identified and described in more detail in VistaGen’s filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC’s website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:

Shawn K. Singh, J.D.

Chief Executive Officer

VistaGen Therapeutics, Inc.

www.VistaGen.com

650-244-9990 x224

Investor.Relations@VistaGen.com

Mission Investor Relations

Atlanta, Georgia

http://www.MissionIR.com

404-941-8975

Investors@MissionIR.com